UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2008

WEST CANYON ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-130673	20-8756823
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

20333 State Highway 249, Suite 200 – 113, Houston, TX		77070-26133
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (281) 378-1563

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective September 16, 2008 we, through our Columbian subsidiary, entered into a farm out agreement with Delavaco Energy Columbia Inc. Sucursal Columbia, a subsidiary of Delavaco Energy Inc., for the sale of our 16% participating interest in our Buenavista oil and gas property in Columbia. The total purchase price we are to receive for the sale is $4,000,000, of which $200,000 has been paid. The balance of $3,800,000 is to be paid on the earlier of (i) 30 days from a Liquidity Event by Delavaco (as defined the farm out agreement), or (ii) December 31, 2008.

The assignment of the Buenavista interest has been made as at the effective date of the agreement, with closing to occur on the date that the balance payment is made. In the event that the balance payment is not made within the time period required, the Buenavista interest will revert back to our company. The farm out agreement contains certain conditions precedent to closing that must be satisfied or waived prior to closing and as such we can provide no assurance that such conditions will be satisfied or waived as necessary.

The above description of the farm out agreement is qualified in its entirety by reference to the farm out agreement which is attached as exhibit 10.1 to t his current report.

Item 9.01 Financial Statements and Exhibits

10.1	Farmout Agreement between Petrosouth Energy Coropration Sucursal Columbia and Delavaco Energy Columbia Inc. Sucursal Columbia, dated effective the 16th day of September, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CANYON ENERGY CORP.

/s/ Shane Reeves
Shane Reeves
President

Date: September 18, 2008